Exhibit 99.1

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2016

ANDOVER, MA -- (Marketwired - April 26, 2016) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2016. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the first quarter ended March 31, 2016 decreased to $46,027,000, compared to $64,017,000 for the corresponding period a year ago, and decreased from $51,394,000 for the fourth quarter of 2015. First quarter bookings decreased to $49,000,000 from $59,541,000 for the corresponding period a year ago, but increased from $46,636,000 for the fourth quarter of 2015.

Gross margin decreased to $19,316,000 for the first quarter of 2016, compared to $28,891,000 for the corresponding period a year ago, and decreased from $22,831,000 for the fourth quarter of 2015. Gross margin, as a percentage of revenue, decreased to 42.0% for the first quarter of 2016, compared to 45.1% for the first quarter of 2015, and 44.4% for the fourth quarter of 2015.

Net loss for the first quarter was ($5,351,000), or ($0.14) per share, compared to net income of $3,371,000, or $0.09 per diluted share, for the corresponding period a year ago and a net loss of ($1,752,000), or ($0.05) per share, for the fourth quarter of 2015.

Cash used for operating activities totaled $834,000 for the first quarter of 2016, compared to cash provided by operations of $5,070,000 for the corresponding period a year ago. Cash and cash equivalents sequentially decreased by $3,270,000 to approximately $59,710,000 at the end of the first quarter of 2016 from $62,980,000 at the end of the fourth quarter of 2015.

Total backlog at the end of the first quarter of 2016 was $42,096,000, compared to $39,073,000 at the end of 2015.

Addressing first quarter's results, Dr. Patrizio Vinciarelli, Chief Executive Officer, commented, "The circumstances described in connection with our fourth quarter and full year results continued to have a negative influence on our revenue and profitability. Weakness in demand for our legacy products contributed to poor capacity utilization. As described before, our profitability is highly correlated with production volume, and pivots on a breakeven point of nearly $55 million in revenue. Given the volume of new opportunities for advanced products and an anticipated rebound of our legacy business, we expect to be profitable for the second half of 2016."

Dr. Vinciarelli continued, "Highlighting the first quarter, our differentiated solutions for powering datacenter processors from a 48V bus have received unprecedented attention from existing and potential customers, after the announcement by Google of its joining the Open Compute Project (OCP), contributing its 48V server rack specifications as a first step to drive adoption of 48V architecture in datacenters. Google's advocacy affirms the superiority of a 48V power system infrastructure, and our years of investment in Factorized Power Systems leveraging 48V have put us in a leadership position for the long-expected uptake of more dense and efficient power system solutions. Other encouraging announcements within the quarter included the expansion of the OCP Telco Project, which is focused on the application of OCP's datacenter solutions to communication systems, which have used 48V in their traditional infrastructure. Numerous vendors, already familiar with 48V, will now be exposed to the density and efficiency advantages of Factorized Power systems in datacenters."

"We believe our recently weak operating results belie the progress made toward fulfilling our strategic vision. Purchase orders for 48V solutions meeting Intel's VR 12.5 standard have resumed, and we expect orders for the delayed VR 13 solution to ramp later this year. Demand for Vicor Point-of-Load solutions, accompanied by growing demand for Vicor Front End solutions, should soon enable growth in revenue and profitability."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 26, 2016 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 37529386. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May11, 2016. The replay dial-in number is 888-286-8010 and the Passcode is 95049218. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2015, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

Vicor and Factorized Power Architecture are trademarks of Vicor Corporation. All other trademarks, service marks, registered marks, or registered service marks are the property of their respective owners.

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                                         QUARTER ENDED
                                                          (Unaudited)

                                                   -----------  -----------
                                                     MAR 31,      MAR 31,
                                                       2016         2015
                                                   -----------  -----------

Net revenues                                       $    46,027  $    64,017
Cost of revenues                                        26,711       35,126
                                                   -----------  -----------
  Gross margin                                          19,316       28,891

Operating expenses:
  Selling, general and administrative                   14,016       14,862
  Research and development                              10,729       10,419
                                                   -----------  -----------
    Total operating expenses                            24,745       25,281
                                                   -----------  -----------

Income (loss) from operations                           (5,429)       3,610

Other income (expense), net                                 75          (29)
                                                   -----------  -----------

Income (loss) before income taxes                       (5,354)       3,581

Less: Provision for income taxes                            22          139
                                                   -----------  -----------

Consolidated net income (loss)                          (5,376)       3,442

Less: Net income (loss) attributable to
 noncontrolling interest                                   (25)          71
                                                   -----------  -----------

Net income (loss) attributable to Vicor
 Corporation                                       $    (5,351) $     3,371
                                                   ===========  ===========

Net income (loss) per share attributableto Vicor
 Corporation:
  Basic                                            $     (0.14) $      0.09
  Diluted                                          $     (0.14) $      0.09

Shares outstanding:
  Basic                                                 38,794       38,689
  Diluted                                               38,794       39,149

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     MAR 31,      DEC 31,
                                                       2016         2015
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    59,710  $    62,980
    Accounts receivable, net                            23,349       25,982
    Inventories, net                                    24,150       23,442
    Other current assets                                 3,048        3,102
                                                   -----------  -----------
      Total current assets                             110,257      115,506

Deferred tax assets                                         15           15
Long-term investments                                    2,553        2,866
Property, plant and equipment, net                      37,177       37,450
Other assets                                             1,908        1,708
                                                   -----------  -----------

                                                   $   151,910  $   157,545
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     8,232  $     7,470
    Accrued compensation and benefits                    8,145        8,349
    Accrued expenses                                     2,220        2,568
    Accrued severance charges                               37          195
    Income taxes payable                                    29           31
    Deferred revenue                                     1,933        1,988
                                                   -----------  -----------
      Total current liabilities                         20,596       20,601

Long-term deferred revenue                                 433          468
Long-term income taxes payable                             193          192
Contingent consideration obligations                       352          144
Deferred income taxes                                        -           55
                                                   -----------  -----------
      Total liabilities                                 21,574       21,460

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      175,118      174,850
    Retained earnings                                   94,334       99,685
    Accumulated other comprehensive loss                  (394)        (577)
    Treasury stock                                    (138,927)    (138,927)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     130,131      135,031
  Noncontrolling interest                                  205        1,054
                                                   -----------  -----------
    Total equity                                       130,336      136,085
                                                   -----------  -----------

                                                   $   151,910  $   157,545
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com